Exhibit 10.7

Applied Therapeutics Inc. 340 Madison Avenue, 19th Floor New York, NY 10173 212.220.9319 www.appliedtherapeutics.com

May 28, 2019

Les Funtleyder

[                       ]

[                       ]

Re:      Separation Agreement

Dear Les:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Applied Therapeutics Inc. (the “Company”) is offering to you to aid in your employment transition.

1.         Separation.  Your last day of work with the Company and your employment termination date will be May 31, 2019 (the “Separation Date”).  You agree and acknowledge that you have received adequate notice of this separation under the terms of the offer letter from the Company providing for employment as Interim Chief Financial Officer with an anticipated start date of December 26, 2018 (the “Offer Letter”).

2.         Accrued Salary and Vacation.  On the next regular payroll date following the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You will receive these payments regardless of whether or not you sign this Agreement.

3.         Severance Benefits.  Although you and the Company agree that, under the circumstances of your departure, your separation from the Company is not a “Qualifying Termination” as defined in the Offer Letter and that you are not otherwise eligible for any form of severance under the Offer Letter, if  you timely return this fully signed and dated Agreement to the Company and comply fully with your obligations hereunder, the Company will provide you with the following “Severance Benefits”:

a.  Stock Options.  Notwithstanding anything to the contrary in the Company’s 2016 Equity Incentive Plan (the “Plan”), and/or the stock option grant granting you the option to purchase 2,887 shares of Common Stock of the Company (159,502 shares on a post-split basis), referenced in the Offer Letter (the “Option”), if you execute this Agreement and comply fully with your obligations hereunder, then any unvested shares subject to the Option shall accelerate in full and shall be considered vested and exercisable as of the Separation Date.  Your rights to exercise the Option as to any vested shares will be as set forth in the Plan.  To the extent the Option was granted as an “incentive stock option” under the Internal Revenue Code, the accelerated vesting of the Option may cause a portion of the Option to lose such status and the Option instead may be treated as a non-qualified stock option for federal tax purposes.  This change may be less advantageous to you from a personal tax perspective in certain respects, including an obligation on your part to satisfy any income and employment tax withholding obligations that arise when you exercise the Option.  The Company makes no representation or guarantees regarding the status of your Option as an incentive stock option or otherwise.  You acknowledge that the Company is not providing tax advice to you and that you have been advised by the Company to seek independent tax advice with respect to the exercise and modification of the Option and any other compensation and benefits that you are receiving under this Agreement.  You acknowledge and agree that, as a condition to any exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company (except for the employer’s share of any FICA), arising by reason of the exercise of your Option.

b.  Health Benefits.  If you timely elect continued coverage under COBRA or, if applicable, state insurance laws, for yourself and your covered dependents under the Company’s group health plans following termination, the Company shall pay that portion of your COBRA premiums or, if applicable, portions of your premiums for continuation coverage under state insurance laws, in either case, that it was paying for you and your covered dependents’ health insurance coverage in effect for yourself (and your covered dependents) on the Separation Date (such COBRA or state continuation premium the “COBRA Premium” or “COBRA Premiums”) until the earliest of: (i) six (6) months following the Separation Date; (ii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date you cease to be eligible for COBRA or state continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines that its payment of the COBRA Premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying the COBRA Premiums pursuant to this Section, the Company shall pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA Premium for such respective month, subject to applicable tax withholding (such amount, the “Special COBRA Payment”), such Special COBRA Payment to be made without regard to the COBRA period prior to the end of the COBRA Payment Period.  Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company.

4.         Benefit Plans.  If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on the Separation Date.  Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, subject to Section 3(b).  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Deductions for the 401(k) Plan will end with your last regular paycheck.  You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

You have the right to continue your current Health Care Spending Account if you are participating in this program.  Enclosed is the information concerning how to continue this benefit.  Dependent Care Spending Accounts can not be continued.  Your last full Spending Account payroll deductions will be processed in the May 31st pay period.

5.         Unemployment Benefits. You will be given a completed Form IA 12.3 (01-18) showing that the Employer provided unemployment insurance.  If you apply for unemployment benefits, the NYS Department of Labor, not the Company, will determine your eligibility for such benefits.

6.         Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, whether under the Offer Letter or otherwise.

7.         Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8.         Return of Company Property.  Within three (3) business days following the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  Please coordinate return of Company property with Shoshana Shendelman, Chief Executive Officer.  Receipt of the Severance Benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property.

9.         Confidential Information and Post-Termination Obligations.  Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities.  A copy of your Employee Confidential Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreement is attached hereto as Exhibit A.  If you have any doubts as to the scope of the restrictions in your agreement, you should contact the Chief Executive Officer immediately to assess your compliance.  As you know, the Company will enforce its contract rights.  Please familiarize yourself with the enclosed agreement which you signed.  Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

10.       Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.  Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

11.       Non-Disparagement.  Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.  The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12.       Cooperation after Termination.  During the time that you are receiving benefits under this Agreement, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.

13.       Release.  In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”).  The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•           has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•           has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the New York State Human Rights Law, the New York Equal Opportunity for Disabled Persons Act; the New York City Human Rights Law; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

•           has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role on the Board of Directors of the Company and as an officer of the Company.  Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act.  You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement.  If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.  This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

14.       Your Acknowledgments and Affirmations.  You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim; (iii) you have been given sufficient time to consider this Agreement and consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any Claims you may have as of the date you execute it. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.  You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties.  You further affirm that you have no known workplace injuries or occupational diseases.  You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.

15.       No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

16.       Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement.  Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 7, 8, 9 and 10 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company.  You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.  You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

17.       Miscellaneous.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York.

If this Agreement is acceptable to you, please sign below and return the original to me on or before the date that is seven (7) days after you receive this Agreement.

I wish you good luck in your future endeavors.

Sincerely,

APPLIED THERAPEUTICS, INC.

By:	/s/ Shoshana Shendelman
Name: Shoshana Shendelman, PhD
Title: Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Les Funtleyder
Les Funtleyder

Exhibit A – Employee Confidential Information, Inventions Assignment, Non-Solicitation and Non-Competition Agreement